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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


                                   September 27, 2000


EOG Resources, Inc.
1200 Smith Street, Suite 300
Houston, Texas 77002


Gentlemen:

     We have acted as counsel for EOG Resources, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the Company's (i) senior and subordinated debt securities ("Debt Securities"), (ii) shares of preferred stock, $.01 par value per share ("Preferred Stock"), in one or more series and
(iii) shares of common stock, $.01 par value per share, including the preferred stock purchase rights associated therewith (collectively, "Common Stock" and, together with the Debt Securities and the Preferred Stock, the "Securities"), to be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), for an aggregate initial offering price not to exceed $600,000,000.

     We have examined (i) the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date, (ii) the Indenture dated as of ________ ___, 2000 (the "Subordinated Indenture"), between the Company and The Bank of New York, as trustee, pursuant to which Debt Securities may be issued, (iii) the Indenture dated as of September 1, 1991 (the "Indenture"), between the Company and Chase Bank of Texas National Association (formerly, Texas Commerce Bank National Association), pursuant to which Debt Securities may be issued, (iv) the Registration Statement, and (v) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto: and (v) any Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.



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     Based upon and subject to the foregoing, we are of the opinion that:

     1. With respect to shares of Common Stock, when (i) the Board of Directors of the Company or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such Board of Directors or committee being referred to herein as the "Board"), has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     2. With respect to shares of Preferred Stock, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a Certificate of Designation relating to such Preferred Stock (a "Certificate") and the filing of such Certificate with the Secretary of State of the State of Delaware; and (ii) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, the shares of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

     3. With respect to Debt Securities to be issued under the Indenture, when
(i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (iii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

     4. With respect to Debt Securities to be issued under the Subordinated Indenture, when (i) the Subordinated Indenture has been duly executed and delivered by the Company and the Bank of New York; (ii) the Subordinated Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (iii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the


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provisions of the Subordinated Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                   Very truly yours,



                                   Fulbright & Jaworski L.L.P.